Exhibit 99.1

Media

Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES SECOND QUARTER EARNINGS

Continued strong results from core access services

ATLANTA, JULY 26, 2007– EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its second quarter ended June 30, 2007.

Consolidated highlights for the quarter include:

•                  Consolidated revenue of $312.2 million

•                  Income from operations of $20.2 million

•                  Net loss of $(16.3) million, or $(0.13) per share, which includes a $(40.1) million, or $(0.32) per share Helio equity loss

•                  Adjusted EBITDA (a non-GAAP measure) of $36.0 million

 “While EarthLink continues to see robust cash generation from our core access business, we have been challenged in achieving planned results in our emerging growth initiatives,” said Rolla P. Huff, Earthlink president and chief executive officer.  “Over the past four weeks, I have had an opportunity to do initial reviews of each of our business units, as well as the Helio investment.

These initial reviews are confirming that we have a number of opportunities that are largely within our control to create meaningful shareholder value in the near term.  These opportunities are centered around implementing a more focused business strategy and sizing our cost structure to fit our current business.  I look forward to sharing our initial decisions and their impact on cash flow, no later than the end of the third quarter.”

Kevin Dotts, EarthLink Chief Financial Officer stated, “Our ability to generate substantial cash in our core business is stronger than ever.  During the second quarter, we generated record adjusted EBITDA from core access services of $68.3 million.  The strength of our core business puts us in a very good position as we evaluate our current strategy and future course of action.”

Operating and Financial Results

EarthLink Revenue and Subscribers

For the quarter, consolidated revenues decreased to $312.2 million, or 6.0 percent, compared to the second quarter of 2006.  This decrease was driven primarily by declines in our consumer services, partially offset by growth in our business services.

For the second quarter, revenue from the business services segment increased to $48.1 million, or 6.0 percent, primarily due to New Edge Networks.

For the quarter, revenue from the consumer services segment decreased to $264.1 million, or 7.9 percent.  Contributing to this change was a 10.2 percent decline to $231.7 million in our access services driven by declines in premium narrowband and broadband services, partially offset by growth in our value narrowband and voice access services.  Additionally, positively impacting consumer services was a 13.5 percent increase to $32.4 million in value-added services revenue – the second-highest quarterly revenue for that segment in the company’s history.  The increase in value-added services revenue was driven primarily by growth in the sales of security-related products.

During the second quarter of 2007, EarthLink’s overall subscribers declined by 177,000 net subscribers (excluding the previously announced removal of 753,000 Embarq subscribers) compared to the first quarter of 2007.  This was primarily due to a decline in consumer premium and value narrowband access subscribers partially offset by growth in voice and municipal Wi-Fi subscribers.

EarthLink Profitability and Other Financial Measures

EarthLink’s core access services continued to generate significant cash for reinvestment into our broadband growth initiatives.  During the quarter, adjusted EBITDA from core access services (a non-GAAP measure, see definition in “Non-GAAP Measures” below) reached a record $68.3 million, compared to $64.1 million in the second quarter of

2006.  This increase was due to improved operating efficiencies and decreased sales and marketing expenditures.  While EarthLink decreased spending in its more mature services, EarthLink increased spending in its strategic growth areas during the second quarter of 2007.  For the second quarter of 2007, EarthLink incurred $32.3 million of operating and marketing expenses for its growth initiatives compared to $21.0 million in the second quarter of 2006.  This spending is to further develop and market our broadband growth initiatives, including voice, municipal Wi-Fi and business services.  Consequently, for the second quarter of 2007, the adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $36.0 million, a 16.4 percent decrease compared to the second quarter of 2006.

For the quarter, operating income from the consumer services segment was $36.5 million, a decrease of 12.5 percent compared to the prior year second quarter.  This decline was primarily due to a decrease in gross margin contribution from narrowband access related to a decrease in narrowband subscribers and revenues.

For the quarter, operating income from the business services segment was $2.5 million, a decrease of 57.9 percent compared to the prior year second quarter. This decline was primarily due to decreases in higher margin legacy access products like business narrowband, DSL and web hosting, partially offset by growth in lower margin products related to New Edge Networks.  Another factor contributing to the decline was increased operating and sales and marketing expenditures related primarily to New Edge Networks.  Due to the complex nature of selling and provisioning multi-location business broadband products, these products tend to have very long sales and installation cycles.  As such, current New Edge Networks marketing expenditures are not expected to generate meaningful benefits of increased customer and revenue growth for several quarters.

The increase in spending related to the growth initiatives noted above coupled with the Helio equity loss of $(40.1) million, resulted in a net loss for the quarter of $(16.3) million, or $(0.13) per share, compared to net income of $16.6 million, or $0.12 per share, in the prior year quarter.

Helio Operating Performance and Profitability

In the second quarter, Helio continued to grow its business and expand its service and device offerings.  In the second quarter, Helio exceeded the 100,000 subscriber milestone after only one year of launching the Helio branded service.  During the quarter, Helio also launched its fifth exclusive device – the Ocean –its flagship device –  the world’s first dual slide handset with a full numeric and QWERTY keypad.

Additionally, in the second quarter of 2007, Helio generated $33.2 million in revenue, while its net loss was $(83.8) million during the quarter, as it continued to make investments in infrastructure, products and marketing to support future growth.

EarthLink Balance Sheet and Cash Flow

As a result of the increase in activity related to EarthLink’s strategic growth initiatives, free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $21.8 million during the second quarter of 2007 compared to $35.3 million in the second quarter of 2006.

During the second quarter, the company had capital expenditures including subscriber base acquisitions of $14.2 million and the company contributed its remaining $6.0 million capital commitment to Helio under the original partnership agreement.  EarthLink ended the quarter with $383.4 million in cash and marketable securities, up 62.3 percent from the prior year second quarter.

Subsequent to the quarter end, EarthLink and SK Telecom entered into a lending arrangement with Helio whereby each could provide up to $100 million in additional funding to Helio, subject to future approval of funding requirements.  EarthLink and SK Telecom have each approved initial funding of $30 million, to be made on or about July 27, 2007. This loan will be used by Helio to fund day-to-day operating activities to allow Helio to continue to grow its business.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and other, net,  income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain on investments in other companies, and facility exit and restructuring costs.

Adjusted EBITDA from core access services is defined as earnings before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain on investments in other companies, facility exit and restructuring costs, and net investments in growth initiatives.

Free cash flow is defined as income from operations before facility exit and restructuring costs, stock-based compensation expense under SFAS No. 123(R) and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA, adjusted EBITDA from core access services and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 1 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

EarthLink is revising its previously issued guidance for 2007.  Based on current results and expectations, excluding the one-time adjustment related to the removal of Embarq subscribers, EarthLink now expects year ending subscribers to decline by 450,000 to 500,000, and the company expects to generate approximately $1.225 billion to $1.240 billion in consolidated revenue.  The company is reaffirming its previously issued guidance for adjusted EBITDA from core access services of $190.0 million to $200.0 million and $108.0 million to $118.0 million for adjusted EBITDA for the year.  Additionally, the company expects its consolidated net loss to $(110.0) million to $(140.0) million for the year.

The company is also reaffirming its previously issued guidance for Helio.  EarthLink expects Helio to end the year with 200,000 to 250,000 subscribers, revenue of  $140.0 million to $170.0 million, a net loss for the year of $(330.0) million to $(360.0) million, and EarthLink expects to record an equity loss of $(160.0) million to $(180.0) million reflecting its proportionate share of Helio’s expected net loss, net of certain amortization related transactions.

For the third quarter 2007, EarthLink expects consolidated revenues to be $295.0 million to $300.0 million, and adjusted EBITDA to be $20.0 million to $25.0 million. EarthLink expects to record a net loss of $(40.0) million to $(50.0) million for the quarter driven by a Helio equity loss of $(45.0) million to $(50.0) million.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on July 26, 2007 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://ir.earthlink.net/

A taped replay will be available beginning at 10:30 a.m. EDT on July 26, 2007 through midnight on August 2, 2007 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 6321157.

  The Webcast of this call will be archived on EarthLink’s site at:

http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services.  EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based voice communications services, including new products and services offered in connection with our voice and municipal broadband network growth initiatives, and we expect these growth initiatives to not be profitable in their early stages; (2) that our service offerings may fail to be competitive with existing and new competitors; (3) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors (churn), or may cause us to reduce prices for our services which could adversely impact average revenue per user; (4) that we may be unsuccessful in making and integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences; (5) that the continued decline of our narrowband revenues could adversely affect our profitability and adversely impact our ability to invest in our growth initiatives; (6) that we may not be able to successfully manage the costs associated with delivering our wireline broadband services, which could adversely affect our ability to grow or sustain revenues and our profitability; (7) that companies may not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable; (8) that our commercial and alliance arrangements may be terminated or may not be as beneficial as anticipated, which could adversely affect our ability to increase our subscriber base; (9) that our business may suffer if our third-parties for technical and customer support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (10) that service interruptions or impediments could harm our business; (11) that government regulations could force us to change our business practices; (12) that changes in, or interpretations of, laws regarding consumer protection could subject us to liability or cause us to change our practices; (13) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (14) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (15) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (16) that our business depends on the continued development of effective business support systems, processes and personnel; (17) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (18) that we may not be successful in entering into arrangements with municipalities to build out and operate municipal wireless broadband networks and we may not obtain a sufficient number of customer to generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks; (19) that municipal wireless networks may not perform as expected or may result in unanticipated costs, which could increase our churn and our cost of providing services; (20) that we may experience difficulties in constructing, upgrading and maintaining our municipal wireless network, which could adversely affect customer satisfaction, increase subscriber churn and reduce our revenues; (21) that the market for VoIP services may not develop as anticipated, which would adversely affect our ability to execute our voice strategy; (22) that certain aspects of our VoIP service are not the same as traditional telephone service, which may limit the acceptance of our services by mainstream consumers and our potential for growth; (23) that our E911 emergency services are different from those offered by traditional wireline telephone companies and may expose us to significant liability; (24) that our ability to provide our VoIP service is dependent upon third-party facilities and equipment, the failure of which could cause delays or interruptions of our service, damage our reputation, cause us to lose customers and limit our growth; (25) that we may not realize the benefits we are seeking from our investments in the HELIO joint venture or other investment activities as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (26) that our stock price has been volatile historically and may continue to be volatile; (27) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry or to implement our strategic initiatives; (28) that we may be unable to repurchase our convertible senior notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders; (29) that the convertible note hedge and warrant transactions may affect the value of our common stock; and (30) that some provisions of Delaware law, our second restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer to takeover attempt that a stockholder might consider in its best interest. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Revenues:
Access and service	$302,605	$279,056	$584,265	$569,070
Value-added services	29,491	33,147	57,543	67,539
Total revenues	332,096	312,203	641,808	636,609

Operating costs and expenses:
Service and equipment costs	110,301	110,472	200,373	221,630
Sales incentives	2,392	5,367	4,669	10,075
Total cost of revenues	112,693	115,839	205,042	231,705

Sales and marketing	91,172	76,186	195,015	174,817
Operations and customer support	66,553	65,936	127,221	131,946
General and administrative	31,441	30,517	62,651	74,870
Amortization of intangible assets	3,122	3,542	5,035	7,038
Facility exit and restructuring costs	(117)	—	(117)	—
Total operating costs and expenses	304,864	292,020	594,847	620,376

Income from operations	27,232	20,183	46,961	16,233
Net losses of equity affiliate	(15,351)	(40,054)	(22,942)	(69,400)
Gain on investments in other companies	352	210	352	210
Interest income and other, net	4,334	3,597	8,550	7,100
Income (loss) before income taxes	16,567	(16,064)	32,921	(45,857)
Provision for income taxes	—	226	—	395
Net income (loss)	$16,567	$(16,290)	$32,921	$(46,252)

Basic net income (loss) per share	$0.12	$(0.13)	$0.25	$(0.38)
Diluted net income (loss) per share	$0.12	$(0.13)	$0.24	$(0.38)

Basic weighted average common shares outstanding	132,779	123,257	132,147	123,159
Diluted weighted average common shares outstanding	134,897	123,257	134,718	123,159

EARTHLINK, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (1)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007

Net income (loss)	$16,567	$(16,290)	$32,921	$(46,252)
Provision for income taxes	—	226	—	395
Depreciation and amortization	12,156	12,891	21,810	26,118
Stock-based compensation expense	3,734	2,898	7,402	10,778
Net losses of equity affiliate	15,351	40,054	22,942	69,400
Gain on investments in other companies	(352)	(210)	(352)	(210)
Interest income and other, net	(4,334)	(3,597)	(8,550)	(7,100)
Facility exit and restructuring costs	(117)	—	(117)	—
Adjusted EBITDA (1)	$43,005	$35,972	$76,056	$53,129

Depreciation - cost of revenues	$3,779	$5,437	$7,991	$11,142
Depreciation - other	5,255	3,912	8,784	7,938
Amortization of intangible assets	3,122	3,542	5,035	7,038
Depreciation and amortization	$12,156	$12,891	$21,810	$26,118

EARTHLINK, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA from Core Access Services (1)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007

Net income (loss)	$16,567	$(16,290)	$32,921	$(46,252)
Provision for income taxes	—	226	—	395
Depreciation and amortization	12,156	12,891	21,810	26,118
Net losses of equity affiliate	15,351	40,054	22,942	69,400
Gain on investments in other companies	(352)	(210)	(352)	(210)
Interest income and other, net	(4,334)	(3,597)	(8,550)	(7,100)
Net investments in growth initiatives	21,006	32,348	37,967	62,492
Stock-based compensation expense	3,734	2,898	7,402	10,778
Adjusted EBITDA from core access services (1)	$64,128	$68,320	$114,140	$115,621

EARTHLINK, INC.

Reconciliation of Income From Operations to Free Cash Flow (1)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007

Income from operations	$27,232	$20,183	$46,961	$16,233
Depreciation and amortization	12,156	12,891	21,810	26,118
Stock-based compensation expense	3,734	2,898	7,402	10,778
Facility exit and restructuring costs	(117)	—	(117)	—
Purchases of property and equipment	(6,337)	(13,104)	(13,857)	(26,828)
Purchases of subscriber bases	(1,385)	(1,084)	(1,795)	(2,949)
Free cash flow (1)	$35,283	$21,784	$60,404	$23,352

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (1)

(in millions)

	Three Months Ending September 30, 2007	Year Ending December 31, 2007
Net loss	$(40) - $(50)	$(110) - $(140)
Depreciation	13	44
Amortization of intangible assets	4	15
Stock-based compensation expense	6	21
Net losses of equity affiliate	45 - 50	160 - 180
Interest income and other, net	(3)	(12)
Adjusted EBITDA (1)	$20 - $25	$108 - $118

EARTHLINK, INC.

Supplemental Schedule of Segment Information (2)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Consumer Services
Revenues
Access and service	$258,187	$231,729	$522,418	$474,788
Value-added services	28,530	32,386	55,766	65,979
Total revenues	286,717	264,115	578,184	540,767
Cost of revenues	88,163	86,406	176,211	172,230
Gross margin	198,554	177,709	401,973	368,537
Segment operating expenses	156,877	141,258	331,448	306,983
Segment income from operations	$41,677	$36,451	$70,525	$61,554

Business Services
Revenues
Access and service	$44,418	$47,327	$61,847	$94,282
Value-added services	961	761	1,777	1,560
Total revenues	45,379	48,088	63,624	95,842
Cost of revenues	24,530	29,433	28,831	59,475
Gross margin	20,849	18,655	34,793	36,367
Segment operating expenses	14,830	16,118	17,421	32,787
Segment income from operations	$6,019	$2,537	$17,372	$3,580

Consolidated
Revenues
Access and service	$302,605	$279,056	$584,265	$569,070
Value-added services	29,491	33,147	57,543	67,539
Total revenues	332,096	312,203	641,808	636,609
Cost of revenues	112,693	115,839	205,042	231,705
Gross margin	219,403	196,364	436,766	404,904
Direct segment operating expenses	171,707	157,376	348,869	339,770
Segment income from operations	47,696	38,988	87,897	65,134
Stock-based compensation expense	3,734	2,898	7,402	10,778
Amortization of intangible assets	3,122	3,542	5,035	7,038
Facility exit and restructuring costs	(117)	—	(117)	—
Other operating expenses	13,725	12,365	28,616	31,085
Income from operations	$27,232	$20,183	$46,961	$16,233

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	June 30,	December 31,	March 31,	June 30,
	2006	2006	2007	2007
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$236,256	$394,776	$367,356	$383,367
Long-term debt	—	258,750	258,750	258,750
Stockholders’ equity	569,846	458,664	432,296	418,209

Employee Data
Number of employees at end of period (3)	2,211	2,210	2,147	2,076

	June 30,	December 31,	March 31,	June 30,
	2006	2006	2007	2007
Subscriber Data (4)
Consumer services
Narrowband access subscribers	3,366,000	3,261,000	3,208,000	3,042,000
Broadband access subscribers (5)	1,744,000	1,831,000	1,849,000	1,092,000
Total consumer subscribers	5,110,000	5,092,000	5,057,000	4,134,000

Business services
Narrowband access subscribers	46,000	40,000	36,000	31,000
Broadband access subscribers	69,000	69,000	69,000	70,000
Web hosting accounts	119,000	112,000	109,000	106,000
Total business subscribers	234,000	221,000	214,000	207,000

Total subscribers at end of period	5,344,000	5,313,000	5,271,000	4,341,000

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Subscriber Activity
Subscribers at beginning of period	5,342,000	5,271,000	5,315,000	5,313,000
Gross organic subscriber additions	644,000	471,000	1,414,000	1,141,000
Acquired subscribers	70,000	34,000	70,000	34,000
Adjustment (6)	—	(753,000)	—	(753,000)
Churn	(712,000)	(682,000)	(1,455,000)	(1,394,000)
Subscribers at end of period	5,344,000	4,341,000	5,344,000	4,341,000

Churn Rate (7)	4.4%	4.9%	4.5%	4.7%

Consumer Data
Average subscribers (8)	5,137,000	4,404,000	5,416,000	4,701,000
ARPU (9)	$18.60	$19.99	$18.72	$19.17
Churn rate (7)	4.5%	5.0%	4.6%	4.8%

Business Data
Average subscribers (8)	223,000	211,000	200,000	214,000
ARPU (9)	$67.72	$75.92	$52.96	$74.60
Churn rate (7)	2.9%	2.7%	2.9%	2.7%

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.               Adjusted EBITDA is defined as earnings before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain on investments in other companies, and facility exit and restructuring costs. Adjusted EBITDA from Core Access Services is defined as earnings before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain on investments in other companies, facility exit and restructuring costs, and net investments in growth initiatives. Free cash flow is defined as income from operations before facility exit and restructuring costs, stock-based compensation expense under SFAS No. 123(R), and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases. Adjusted EBITDA, Adjusted EBITDA from Core Access Services and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

2.               EarthLink’s business segments are strategic business units that are managed based upon differences in customers, services and marketing channels. EarthLink’s Consumer Services segment is a provider of integrated communications services and related value-added services to individual customers. These services include dial-up Internet access, high-speed Internet access, municipal wireless broadband and voice service, among others. EarthLink’s Business Services segment is a provider of integrated communications services and related value-added services to businesses and communications carriers. These services include managed data networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets and stock- based compensation expense under SFAS No. 123(R), as they are not evaluated in the measurement of segment performance.

3.               Represents full-time equivalents.

4.               Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

5.               Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

6                  In April 2007, EarthLink’s wholesale contract with Embarq expired. As a result, EarthLink removed 753,000 EarthLink supported Embarq customers from its broadband subscriber counts effective April 2007.

7.               Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period. Churn rate for the three and six months ended June 30, 2007 does not include the adjustment for the removal of the 753,000 EarthLink supported Embarq customers.

8.               Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the six month periods is calculated by averaging the ending monthly subscribers or accounts for the seven months preceding and including the end of the period.

9.               ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.